EXHIBIT 2.2

Jonas Prising
President Americas
Manpower 100 Manpower Place Milwaukee Wisconsin 53212 USA
T: +1 414 906 7889 F: +1 414 906 7879 www.manpower.com

March 3, 2010

Mr. Larry L. Enterline

Chief Executive Officer

COMSYS IT Partners, Inc.

4400 Post Oak Parkway

Houston, TX 77027

Dear Mr. Enterline:

Reference is made to that certain Agreement and Plan of Merger by and among Manpower Inc. (“Manpower”), Taurus Merger Sub, Inc. (“Merger Sub”) and COMSYS IT Partners, Inc. (the “Company”) dated as of February 1, 2010 (the “Merger Agreement”). Terms not defined herein shall have the meaning set forth in the Merger Agreement.

Manpower and the Company have selected April 2, 2010 as the Initial Expiration Date of the Offer, which date complies with the requirements set forth in Section 14(e) of the Exchange Act and Rule 14e-1(a) promulgated thereunder.

The penultimate sentence of Section 1.1(a) of the Merger Agreement provides that “The initial expiration date of the Offer shall be the twentieth Business Day (calculated as set forth in Rule 14d-1(g)(3) promulgated under the Exchange Act) following commencement of the Offer (the ‘Initial Expiration Date’).” Notwithstanding the foregoing, Manpower and the Company have agreed to extend the time for the Offer in order to establish April 2, 2010 as the Initial Expiration Date. Accordingly, Manpower and the Company have agreed to replace the penultimate sentence of Section 1.1(a) with the following sentence: “The initial expiration date of the Offer shall be the twenty-second (22nd) Business Day (calculated as set forth in Rule 14d-1(g)(3) promulgated under the Exchange Act) following commencement of the Offer (the ‘Initial Expiration Date’).”

Please indicate your agreement to the foregoing by dating and signing the enclosed copy of this letter in the space provided below and returning it to my attention.

Sincerely,

/s/ Jonas Prising

Jonas Prising

Executive Vice President and

President-The Americas

Mr. Larry L. Enterline

March 3, 2010

Accepted and agreed to as of the date set forth above.

COMSYS IT PARTNERS, INC.

/s/ Larry L. Enterline

Larry L. Enterline

Chief Executive Officer